Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD COMPLETES SIGNIFICANT PRODUCT ACQUISITIONS

Newport Beach, CA – June 6, 2017 – American Vanguard Corporation (NYSE:AVD), today announced that its wholly owned subsidiary AMVAC Chemical Corporation has completed the acquisition of three crop protection product lines – abamectin, chlorothalonil and paraquat – from Adama Agricultural Solutions Ltd., which is part of the China National Chemical Corporation (“ChemChina”) group. As reported on April 5, 2017, these product lines were sold pursuant to the terms of a consent decree from the FTC, as a condition for that agency’s approval of the ChemChina/Syngenta merger. The acquisition includes the trademarks, product registrations, registration data, and commercial information that relate to the marketing and sale of these three product lines in the crop protection market within the United States. Financial details of the transaction were not disclosed.

Eric Wintemute, Chairman & CEO of American Vanguard commented: “Adding these proven, branded product lines will diversify and balance our crop and geographical segments, while adding sales opportunities for our channel partners and continued growth for our business. In addition, the technical registrations we are acquiring will provide us with a foundation of technologies upon which we can build additional premix value-added products. AMVAC will immediately begin the transition of manufacturing, selling and servicing these products.”

Mr. Wintemute concluded: “We expect that these products will increase full year domestic sales by 10 to 15%. Further, we believe that our sales, marketing and product development capabilities will enable us to maintain all existing business and subsequently expand our sales of these product lines in the years ahead.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com